Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-146304) on Form F-1, registration statements (Nos. 333-147961, 333-171409, 333-211290 and 333-233323) on Form S-8, and registration statements (Nos. 333-171410, 333-223657, 333-234444, and 333-255054) on Form F-3 of our report dated March 17, 2022, with respect to the consolidated financial statements of Textainer Group Holdings Limited and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California

February 14, 2023